UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2007

KINTERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50507	74-2947183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9605 Scranton Road, Suite 240 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 795-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 18, 2007, Kintera, Inc. (the “Company”) entered into severance agreements with Dr. Harry E. Gruber, former Chief Executive Officer of the Company, who will remain on the board of directors of the Company, and Dennis Berman, former Executive Vice President of the Company, who will be leaving the board of directors in July 2007. As previously disclosed by the Company on its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2007, the terms of the severance agreements, which include mutual general releases of claims, are consistent with the terms outlined in principle before Dr. Gruber and Mr. Berman resigned from their positions.

Pursuant to the terms of the severance agreement with Dr. Gruber, the Company will provide Dr. Gruber with total gross severance pay of $300,000 in three separate payments as follows: (i) $100,000 within three business days after May 25, 2007 (the “Effective Date”); (ii) $100,000 on the first regularly scheduled month-end payday following the Company’s report of positive earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and restructuring charges (“Adjusted EBITDA”) for a financial quarter occurring after the Effective Date; and (iii) $100,000 on the first regularly scheduled month-end payday following a report of positive Adjusted EBITDA for a second financial quarter occurring after the Effective Date. Subject to certain restrictions, Dr. Gruber may elect to receive the value of any unpaid severance pay in the form of fully vested shares of the Company’s common stock issued under the 2003 Equity Incentive Plan. The value of the shares to be issued in lieu of any portion of the unpaid severance pay will be based on the last sales price of the common stock, as reported on the Nasdaq Global Market, on the date immediately preceding the date of receipt by the Company of Dr. Gruber’s election to receive the shares in lieu of severance pay. Pursuant to terms of the severance agreement, the Company shall pay for eighteen months of health and dental insurance coverage for Dr. Gruber pursuant to the Company’s current, or an equivalent, health and dental plan. In addition, and as part of the Company’s compensation plan for non-employee members of its board of directors, the Company will grant Dr. Gruber an option to purchase 50,000 shares of common stock on the date of the Company’s annual meeting of stockholders to be held in July 2007 (the “2007 Annual Meeting”). The stock options will vest over a four year period, with 12,500 shares vesting twelve months following the grant date and the remaining 37,500 shares vesting ratably thereafter, provided Dr. Gruber remains a member of the Company’s board of directors. The stock option grant to Dr. Gruber will be provided in lieu of any other stock options which may be awarded pursuant to any non-employee director compensation plan of the Company at the 2007 Annual Meeting.

Pursuant to the terms of the severance agreement with Mr. Berman, the Company will provide Mr. Berman with total gross severance pay of $165,000 in three separate payments as follows: (i) $55,000 within three business days after the Effective Date; (ii) $55,000 on the first regularly scheduled month-end payday following the Company’s report of positive Adjusted EBITDA for a financial quarter occurring after the Effective Date; and (iii) $55,000 on the first regularly scheduled month-end payday following a report of positive Adjusted EBITDA for a second financial quarter occurring after the Effective Date. Subject to certain restrictions, Mr. Berman may elect to receive the value of any unpaid severance pay in the form of fully vested shares of the Company’s common stock issued under the 2003 Equity Incentive Plan. The value of the shares to be issued in lieu of any portion of the unpaid severance pay will be based on the last sales price of the common stock, as reported on the Nasdaq Global Market, on the date immediately preceding the date of receipt by the Company of Mr. Berman’s election to receive the shares in lieu of severance pay. In addition, pursuant to terms of the severance agreement, the Company shall pay for twelve months of health and dental insurance coverage for Mr. Berman pursuant to the Company’s current, or an equivalent, health and dental plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINTERA, INC.

Date: May 24, 2007	/s/ Richard Davidson
Richard Davidson
Chief Financial Officer

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